Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated February 5, 2016, relating to the consolidated financial statements included in the Pillarstone Capital REIT and Subsidiary (formerly known as Paragon Real Estate Equity and Investment Trust) annual report on Form 10-K for the year ended December 31, 2015.

/s/ Boulay PLLP

Minneapolis, Minnesota
March 22, 2016